Exhibit 99.1
SUMMARY OF MATERIAL TERMS
OF
NAMED EXECUTIVE OFFICER
SUPPLEMENTAL CHANGE IN CONTROL ARRANGEMENTS

Term	The initial term of each supplemental change in control agreement will be one year, or until all payments are made if a Change in Control occurs before the end of the term.

Eligibility	Each of the Section 16 executive officers of the company is currently a party to a change in control agreement. Each of these officers (other than Mr. MacIntyre) will receive a supplemental change in control agreement that will enhance the benefits payable under those existing change in control agreements in the event of a qualifying termination of the executive’s employment within 12 months following a Change in Control (so long as the Change in Control occurs before the end of the term of such supplemental agreement).

Severance Benefits Upon Termination by Company Without Cause or by Executive with Good Reason within 12 months following a Change in Control

• Cash Severance	An executive will receive a lump sum cash severance payment equal to 12 months’ base salary. Any cash severance payable to an executive under his or her existing change in control agreement will be offset against such amount so that no executive will receive more than 12 months’ base salary as severance.

• Health Benefits	An executive will receive Company paid continuing health benefits for 12 months so that his or her premium for continued health coverage is the same as it was at the time of termination (or, if earlier, the date on which the executive is eligible to receive health benefits from a successor employer). Any health benefits to be provided to an executive under his or her existing change in control agreement will be offset against such period so that no executive will receive more than 12 months’ health benefits. A breach of the non-competition, non-solicitation or non-disclosure and confidential information provisions described below by an executive will result in the cessation of health benefit payments.

Release Requirement	An executive will be required to sign a general release of claims in favor of the Company prior to receiving any severance benefits under the change in control agreement.

Definitions of Cause, Change in Control and Good Reason from Existing Change in Control Agreements	For purposes of the supplemental change in control agreements, “Cause” shall mean (i) the employee’s gross negligence, breach of fiduciary duty involving personal profit, personal dishonesty, recklessness or willful misconduct with respect to such employee’s obligations or otherwise relating to the business of the Company; (ii) the material breach of any agreement between the employee and the Company, including Company policies and practices; (iii) the employee’s conviction or entry of a plea of nolo contendere for fraud or embezzlement, or any felony or crime of moral turpitude; or (iv) the employee’s willful neglect of duties or failure to satisfactorily perform stated duties, in each case as determined in good faith by the Board.

For purposes of the supplemental change in control agreements, a “Change in Control” shall mean and include each of the following:

(a) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this definition as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(c) The Company’s stockholders approve a liquidation or dissolution of the Company.

The Board will have full and final authority, which will be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

For purposes of the change in control agreements, “Good Reason” shall mean the occurrence of any of the following events or conditions without an employee’s written consent:

(i) a material diminution in the executive’s base compensation;

(ii) a material change in the geographic location at which the executive must perform his or her duties; or

(iii) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the executive under the change in control agreement.

An executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without his or her written consent within 90 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from the executive. Any voluntary termination of an executive’s employment for “Good Reason” following such 30 day cure period must occur no later than the date that is 6 months following the initial occurrence of one of the foregoing events or conditions without his or her written consent.

Non-Competition	Each executive will agree not to accept employment with a specified list of competitors in the web analytics industry for 12 months following termination. A breach of this provision by an executive will result in the cessation of health benefit payments.

Non-Solicitation	Non-solicitation of employees for 12 months following termination. A breach of this provision by an executive will result in the cessation of health benefit payments.

Non-Disclosure and Confidential Information	Standard non-disclosure and confidential information covenants to be included. A breach of this provision by an executive will result in the cessation of health benefit payments.

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